Exhibit 99.1

INNOVATIVE SOFTWARE TECHNOLOGIES INC.

Moderator:                      Barrett Wellman
March 25, 2015
12:00 p.m. ET

Operator:	This is Conference #:	6612987

Ladies and gentlemen, thank you for standing by and welcome to the Shareholder Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.

If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. To withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Barrett Wellman, President and Director of Innovative Software Technologies.

Barrett Wellman:
Thank you, very much for attending this conference call.  Before we start, I need to read some typical disclaimers.  Our discussion today may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance and achievements to be materially different from any future results performance and achievements expressed or implied by the forward-looking statements.

Forward-looking statements also include, but are not limited to statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions.

These statements are based on current expectations, estimates, and projections about our business based in part on assumptions made by the management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

Nothing said today by the company is an offer to sell or a solicitation to purchase any securities.  A transcript of this conference call will be filed with the Securities and Exchange Commissions on form 8K within two days.

I want to start by summarizing the recent developments. After the summary, we will take questions from attending persons.

As you know, on February 20th, 2015, the Securities and Exchange Commission issued an order instituting administrative proceedings and (notice of hearing) pursuant to Section 12J of the Securities Exchange Act of 1934 against Innovative Software Technologies and a temporary suspension of trading of the company’s common stock.  That suspension expired on March 5th, 2015.

The order was served on the company on February 24th, 2015 and was issued because the company had been delinquent in SEC filings.  The company reported the risk of deregistration under Section 12J of the Exchange Act in its latest annual report on form 10K in risk factors.

Outside counsel to the company has spoken to appropriate staff numbers about a remediation plan and other possible options to delay and prevent the deregistration of the company under the Section 12J of the Securities and Exchange Act of 1934.

Based on those conversations, as well as research and guidance into the issues by outside counsel and outcomes for companies facing the same situation as the company, the company concluded that any effort to contest the deregistration would only waste limited company funds without a successful result.

Our company reached this point in the last five years primary due to a lack of operating revenues and funding, which caused changes in management and the inability to meet overhead costs. The situation was made worse by the failure of operations to realize financial goals and the cost of such failures.

In light of the futility of contesting the 12J process, the company decided to settle with the commission on Section (12JG) deregistration and focus on reorganizing the company and reestablishing the company as an SEC reporting company with it’s common stock quoted on the (OTCQB) Marketplace of the OTC Markets Group, Inc., which requires completing the audits and filing of Form 10 to register anew under the Exchange Act.

The new Form 10 registration would require Commission review and a likely comment process.  Quotation of the company common stock would require finding a registered broker-dealer to file a form 211 application with the Financial Industry Regulatory Authority, or FINRA, to obtain a trading symbol and to quote the company’s common stock, which form 211 would be reviewed and required prior approval of FINRA.

The new registration and 211 application, assuming we can persuade a broker-dealer to file a Form 211, would require regulatory review and approval.

Similarly, DTC will also need to clear electronic trading in the company common stock.  As of the day of this report, the company is unable to state whether the company will succeed in causing a resumption of the trading of the common stock or run as a new form 10 registration will be filed with the commission or the Form 211 when and if filed will be approved by FINRA or DTC will permit trading other than exchange of physical stocks certificates.

FINRA and the commission would deny approval of the filing.  We are seeking financial support from potential backers on the basis of being a viable company with the role of a certain private companies trying to revive the company as it is was not feasible.  We hope to build a new company based on existing opportunities and take that new entity public.

We also have alternative plans.  The company is also exploring plans to restore shareholder value in the company’s common stock, which options are include – which options include transferring assets to an existing public company in exchange for it’s stock of the public company, which would be distributed to company’s shareholders as a liquidation to distribution.

The company has offered our preliminary and there are no discussions, negotiations, or transactions contemplated as of today.  The company may be able to find – may be unable to find a suitable public company or consummate any proposed transaction.  So, we are engaged in an active effort to do to explore this option.

I became the president recently.  I joined this company to rebuild it, which is what others and I will be focused on.  With your support, we may be able to build a viable public company and restore shareholder value.

I am not willing to give up on this company and I ask you for your support.  Going forward, I can state, we will keep our shareholders advised of our progress by press releases and by establishing a company Web site oriented to providing shareholders with current information.

We will keep you advised on our efforts to revive the company and whether those efforts are succeeding.

We’ll now take questions from the attendants.

Operator:	As a reminder, if you would like to ask an audio question, simply press star one, on your telephone keypad. Again, that is star one, to ask a question.

And again, that is star one, if you would like to ask a phone question.

And there are currently no questions over the phone.

Barrett Wellman:	OK. If there aren’t any more questions, then we’ll end this conference call. Thank you very much for coming.

Operator:	Again, thank you for your participation. This concludes today’s call. You may now disconnect.

END